Gulf Resources Announces International Expansion Plan and Strategic Cooperation Agreement with a Brazilian company, Montes Verdes Participacoes Ltda.

SHOUGUANG, China, Aug. 26, 2026 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", “we”, or the "Company"), a leading manufacturer of bromine and crude salt in China today issued a press release, which relates to its international expansion plan and Strategic Cooperation Agreement (“Agreement”) with a Brazilian company, Montes Verdes Participacoes Ltda. (“Montes Verdes”), entered into on August 20, 2026.

Over the past decade, it has become clear to the management of Company that its position as a U.S. listed Chinese company and its focus on the domestic market has been negatively influenced the price of its stock. Now that bromine prices are rising sharply, the Company has decided that international expansion will best serve the interests of its shareholders and team members.

Accordingly, Company announced its plan to enter into a strategic cooperation agreement with a Brazilian company, Montes Verdes Participacoes Ltda.

Montes Verdes is a Brazilian mining company specializing in the exploration of gold, manganese, lithium, bromine and rare-earth minerals, as well as vegetable seed breeding and fertilizer. Montes Verdes has extensive resources. Gulf Resources has technology and experience extracting and producing these resources.

Under the strategic agreement, the two companies will establish a joint venture company to integrate their respective industrial resources, technological strengths, market channels and operating capabilities to build a scalable international business. Through this in-depth strategic cooperation, the parties intend to optimize Gulf’s industrial footprint, broaden overseas profit channels, strengthen Gulf’s core competitiveness, and steadily improve market capitalization and overall profitability.

The bromine and lithium resources in the mining areas held by Monte Verdes will provide a solid foundation and broad scope for in-depth strategic cooperation. The parties intend to expand their international market presence, establish channels for overseas business development and advance their respective global industrial strategies.

In the agreement, Montes Verdes guarantees that if the 2027 sales revenue consolidated into the Gulf listed-company system shall be no less than $180 million. In addition, it guarantees annual sales growth of no less than 20% in each of the following five years. If the 2027 target is achieved and profitability is at or above industry levels, additional shares of Gulf may be issued based on the average price-to-earnings ratio for the relevant year.

Mr. Liu Xiaobin, the Chairman and CEO of Gulf Resources, stated, “We are entering a most exciting time for our company. Bromine prices have improved sharply. With issues in the Middle East, manufacturers throughout the world are seeking alternative sources.”

“We believe our framework agreement with Montes Verdes will be a win-win for both companies, and it lays the foundation for a mutually beneficial strategic partnership. Both parties are still under discussion for further details,” Mr. Liu continued, “We will be able to help Montes Verdes to build a strong business, featuring bromine, crude salt, lithium, and other products. We will be able to generate cash outside of China, which will increase the flexibility in our capital structure. The combination of a strong domestic business and our global outreach should enable us to generate strong sales and earnings and further increase our market acceptance.”

“We have consistently stated that we are committed to enhancing shareholder value and rewarding our long-time shareholders,” Mr. Liu concluded. “We believe this international strategic cooperation agreement is a significant first step in bringing this promise to reality. And we will communicate with our shareholders for any further updates.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SHSI, the Company manufactures and sells crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the COVID-19 pandemic outbreak, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu
beishengrong@vip.163.com